UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 11-K


       [X]       ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                 SAVINGS AND SIMILAR PLANS PURSUANT TO
                 SECTION 15(d) OF THE SECURITIES EXCHANGE
                               ACT OF 1934


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                     For the Fiscal Year Ended May 31, 1997

                         Commission file number: 0-25442
                                                 -------

                          WILMINGTON TRUST CORPORATION
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             (Exact name of registrant as specified in its charter)


                                    Delaware
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            (State or jurisdiction of incorporation or organization)


                                   51-0328154
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                      (I.R.S. Employer Identification No.)


                  Rodney Square North, 1100 North Market Street
                            Wilmington, DE 19890-0001
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                    (Address of Principal Executive Offices)


                                 (302) 651-1000
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              (Registrant's telephone number, including area code)


                        1996 Employee Stock Purchase Plan
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                              (Full title of plans)

1. The 1996 Employee Stock Purchase Plan affords staff members the opportunity to acquire shares of Wilmington Trust Corporation's stock.

2.      a.   The  written consent of accountants with respect  to the  financial statements for the 1996 Employee Stock Purchase Plan is attached hereto as Exhibit 99.1.

        b. The financial statements required to be filed for the 1996 Employee Stock Purchase Plan are attached hereto as Exhibit 99.2.








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

                                   SIGNATURES
                                   ----------


         Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the 1996 Employee Stock Purchase Plan, have signed this Form 11-K as of August 27, 1997.



                                        /s/ William J. Farrell          (SEAL)
                                        ---------------------------------
                                        William J. Farrell, II,
                                        Chairman of Wilmington Trust
                                        Corporation Benefits Committee




                                       /s/ Elisabeth A. Blair           (SEAL)
                                       ---------------------------------
                                       Elisabeth A. Blair,
                                       Member of Wilmington Trust Corporation
                                       Benefits Committee




                                       /s/ Howard K. Cohen              (SEAL)
                                       ---------------------------------
                                       Howard K. Cohen,
                                       Member of Wilmington Trust Corporation
                                       Benefits Committee




                                      /s/ Catharine Z. Ford             (SEAL)
                                      ----------------------------------
                                      Catharine Z. Ford,
                                      Member of Wilmington Trust Corporation
                                      Benefits Committee




                                      /s/ Joseph M. Jacobs, Jr.,        (SEAL)
                                      ----------------------------------
                                      Joseph M. Jacobs, Jr.,
                                      Member of Wilmington Trust Corporation
                                      Benefits Committee





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


                                  EXHIBIT INDEX
                                  -------------


Exhibit Number                       Exhibit
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    99.1                   Consent of independent auditor



    99.2                   Financial statements





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